		UNITED STATES	OMB APPROVAL
		SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
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Sport-Haley, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF SPORT-HALEY, INC.

to be held April 24, 2006

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Sport-Haley, Inc. will be held at the Company’s offices, 4600 E. 48th Avenue, Denver, Colorado 80216 on Thursday, April 24, 2006, at 11:30 a.m., Mountain Time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.             To elect four directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

2.             To ratify the appointment of Hein & Associates LLP as independent certified public accountants for the Company; and

3.             To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 10, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof.  A complete list of the shareholders entitled to vote at the meeting will be available for inspection at the annual meeting and for a period of ten days prior to the annual meeting at Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado  80216, during normal business hours.

A proxy statement which describes the formal business to be conducted at the annual meeting is attached to this Notice.

By Order of the Board of Directors,

March 22, 2006	/s/ Patrick W. Hurley
Patrick W. Hurley, Corporate Secretary
and Chief Financial Officer

IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.  NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

SPORT-HALEY, INC.

4600 E. 48TH AVENUE

DENVER, COLORADO  80216

PROXY STATEMENT

Relating to the Annual Meeting

of Shareholders to be held April 24, 2006

GENERAL

The enclosed proxy is solicited by the Board of Directors of Sport-Haley, Inc. (hereinafter referred to as the “Company” or “Sport-Haley” or “we”) for use at the annual meeting of shareholders to be held at the offices of Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado 80216 on Monday, April 24, 2006, at 11:30 a.m., Mountain Time, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.  This proxy statement and the form of proxy will be mailed to shareholders on or about March 22, 2006.

The record date with respect to this solicitation is March 10, 2006.  All holders of record of common stock of Sport-Haley, Inc. as of the close of business on that date are entitled to vote at the meeting.  As of the record date, the Company had 2,770,252 shares of common stock outstanding, excluding treasury shares.  Each share of common stock is entitled to one vote.  A majority of the votes entitled to be cast constitutes a quorum.  If a quorum exists, action on any matter other than the election of directors will be approved if the votes cast in person or by proxy at the meeting favoring the action exceed the votes cast opposing the action.  In the election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election will be elected.  Abstentions and broker non-votes are not counted in the calculation of the vote.

A proxy may be revoked by the shareholder at any time prior to its being voted.  If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder, unless it is received in such form as to render it invalid.  If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company.  Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote.  The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

The cost of this solicitation will be borne by the Company.  Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation.  Proxies may be solicited personally or by mail, facsimile or telephone.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Under the securities laws of the United States, Sport-Haley’s directors, its executive officers, and any persons holding more than ten percent of its Common Stock are required to report their initial ownership of Common Stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and Sport-Haley.  Specific due dates for these reports have been established and

Sport-Haley is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the period ended June 30, 2005.  Based solely on Sport-Haley’s review of the reports furnished to Sport-Haley and written representations that no other reports were required during fiscal 2005, Sport-Haley’s officers, directors and beneficial owners of more than ten percent of its Common Stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sport-Haley has adopted a policy pursuant to which material transactions between Sport-Haley and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of Sport-Haley) shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction.  For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.  No such transactions occurred during the fiscal year ended June 30, 2005.

ANNUAL REPORT

We are sending the Annual Report to Shareholders for the fiscal year ended June 30, 2005 to all shareholders with this proxy statement.  The Annual Report to Shareholders does not form any part of the material for the solicitation of any proxy.  The Annual Report to Shareholders contains our Annual Report on Form 10-K for the year ended June 30, 2005 (“fiscal 2005”), and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended June 30, 2005, as filed with the Securities and Exchange Commission.  Along with the Annual Report, we are also mailing to shareholders a copy of our Quarterly Report on Form 10-Q for the period ended December 31, 2005.  Additional copies, without exhibits, are available without charge to any shareholder of the Company upon written request to the Corporate Secretary, Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado  80216.  Our Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended June 30, 2005, and the Form 10-Q for the period ended December 31, 2005, with exhibits, can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov.

SHAREHOLDER PROPOSALS FOR THE FISCAL 2005 ANNUAL MEETING

 Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our proxy statement for the Company’s fiscal 2007 annual meeting.  To be eligible for inclusion in the 2007 proxy statement, any such proposals must be delivered in writing to the Corporate Secretary, Sport-Haley, Inc., 4600 East 48th Avenue, Denver, Colorado  80216, no later than November 8, 2006, and must meet the requirements of Rule 14a-8 under the Exchange Act.  The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.  If a shareholder intends to present a proposal for consideration at the fiscal 2007 annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, the SEC rules permit management to vote proxies in its discretion if we receive notice of the proposal before the close of business on January 2, 2007 and advise shareholders in our proxy statement for next year’s annual meeting about the nature of the matter and how our management intends to vote on such matter.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has implemented a process whereby shareholders may send communications to the Board’s attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, CO  80216.  The Corporate Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

OTHER MATTERS

Except for the matters described herein, management does not intend to present any matter for action at the annual meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders.  However, if any other matters should properly come before the annual meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person or person acting under the proxy.

PROPOSALS TO BE VOTED UPON

I.  ELECTION OF DIRECTORS

Information concerning the four nominees for election as directors is shown below.  All nominees are now members of the Board of Directors and have been unanimously nominated to stand for re-election by the Nominating Committee of the Board of Directors, which is composed of the four members of the Board of Directors, all of whom are “independent” directors, within the meaning of the applicable listing standards of The Nasdaq Stock Market® (the “NASD Rules”).  In October 2004, after the death of Robert G. Tomlinson, the Board of Directors approved a reduction of the Board from six to five Directors.  Our former Chief Executive Officer and President, Kevin M. Tomlinson, resigned from the Board in November 2004, and, in February 2005, the Board of Directors reduced the number of Board members to four. The Nominating Committee and the Board of Directors knows of no reason why any nominee would be unable to serve as a director.  If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate or the Board of Directors may reduce the number of directors to eliminate the vacancy. If the following nominees are approved, the Board will continue to be composed solely of independent, outside directors.

Name	Age	Capacities in Which Served

Ronald J. Norick (1)(2)(3)(4)	65	Chairman of the Board (non-employee position)

Mark J. Stevenson (1)(2)(3)(4)	67	Non-Employee Director

James H. Everest (2)(3)(4)	58	Non-Employee Director

James R. TenBrook (1)(3)(4)	58	Non-Employee Director

          (1) Member of the Audit Committee.

          (2) Member of the Compensation Committee.

          (3) Member of the Nominating Committee.

          (4) The Board of Directors has determined that this director or nominee is independent pursuant to the applicable NASD Rules.

                Ronald J. Norick has been a director of Sport-Haley since November 1993. In October 2004, subsequent to the death of Robert G. Tomlinson, Mr. Norick was appointed by the Board of Directors to fill the newly-created non-officer position of Chairman of the Board.  Mr. Norick also serves on the Audit, Compensation and Nominating Committees.  From April 1987 until April 1998, Mr. Norick served as the elected Mayor of the City of Oklahoma City, Oklahoma. From 1960 to 1992, Mr. Norick served in various capacities, including serving as president from 1981 to 1992, of a closely-held printing company, which was acquired by Reynolds & Reynolds in June 1992. Mr. Norick serves on a number of civic, community, educational, corporate and public boards, commissions and committees.  Mr. Norick is a director of Banc First Corporation, a publicly-held corporation based in Oklahoma City, Oklahoma.  Mr. Norick also serves as controlling manager of Norick Investments Company LLC, a family-owned limited liability company, which is engaged in investments.

                Mark J. Stevenson has been a Director since November 1993.  Mr. Stevenson serves on the Audit Committee, the Compensation Committee (as its Chairman) and the Nominating Committee.  Mr. Stevenson served as president and chief executive officer of Zenodata Corporation, a Colorado based financial services software company, from March 2001 until his retirement in April 2005.  In May 2005, Zenodata Corporation made an assignment for the benefit of creditors.  Mr. Stevenson held the positions of chairman of the board, president and chief executive officer of Electronic Manufacturing Systems, Longmont, Colorado, a contract manufacturer serving the computer, data storage, telecommunications and medical equipment industries, from June 1994 until that company was merged into E-M-Solutions in January 1999.  At that time, Mr. Stevenson was appointed executive chairman and chairman of the board of E-M-Solutions, which filed for bankruptcy protection in the Northern District of California in approximately November 2001 and was immediately purchased by Sanmina/SCI.  From 1992 to 1994, Mr. Stevenson served as chairman of the board for Micro Insurance Software, Inc., Boulder, Colorado, a manufacturer of computer software oriented to the insurance industry. Mr. Stevenson served on the Colorado Governor’s Commission on Science and Technology for five years ending in 2004 and currently serves on the Advisory Council of the University of Colorado Deming Center for Entrepreneurship.  Mr. Stevenson formerly served as chairman of the American Electronics Association, the nation’s largest high technology trade association.

                James H. Everest has been a director of Sport-Haley since November 1993. Mr. Everest serves on the Compensation and Nominating Committees and served on the Audit Committee until March 2004.   Mr. Everest has served as president of the Jean I. Everest Foundation, Oklahoma City, Oklahoma, since 1991. The Jean I. Everest Foundation was organized by Mr. Everest’s father to conduct charitable activities. Mr. Everest has been the managing partner of Everest Brothers, a general partnership active in oil and gas exploration and development, since 1984. Mr. Everest has also been engaged in managing his personal investments since 1984. Mr. Everest is a member of the Oklahoma Bar Association and the American Bar Association and serves in a number of capacities for various civic and community organizations.

                James R. TenBrook, CPA has been a Director since March 2004.  Mr. TenBrook has served as the Chairman of the Audit Committee since March 2004 and also serves on the Nominating Committee.  Mr. TenBrook is the president and a shareholder of Karsh Consulting, P.C. of Denver, Colorado, has been a certified public accountant since 1973, received his personal financial specialist certification in 1994 and is a certified valuation analyst.  Mr. TenBrook’s practice consists primarily of litigation support, tax and estate planning.  Mr. TenBrook is a member of the Colorado Society of Certified Public Accountants (“CSCPA”), served on the CSCPA’s board of directors from 1996-1999 and served on the CSCPA Personal Financial Planning Committee from 1991-1994 (serving as Chairman of the Committee in 1993 and 1994). Mr. TenBrook is also a member of the American Institute of Certified Public Accountants.  Karsh Consulting, P.C. has performed income tax services for several years for our late Chairman, our former

Chief Executive Officer, certain trusts formed by the late Chairman, and a related entity.  The fees paid to Mr. TenBrook’s firm for these tax services have not exceeded $8,000 per year in the aggregate.  While services rendered by the Karsh Consulting P.C. result in some pecuniary benefit to Mr. TenBrook, which is difficult to quantify, Mr. TenBrook believes that the direct compensation to him as a result of these engagements has been less than $500 per year.  We believe that Mr. TenBrook nevertheless meets the definition of independence under both SEC and NASD Rules.

Pending or Threatened Legal Proceedings Involving Officers, Directors and Nominees

                As previously reported, in September 2003, the United States Securities and Exchange Commission (the “Commission” or the “SEC”) filed suit in the United States District Court for the District of Colorado against Sport-Haley, Inc., Robert G. Tomlinson, our late Chairman and former Chief Executive Officer, and Steve S. Auger, our former Controller (the “Defendants”). The Commission filed an amended complaint in October 2003, which added one of our former auditors to the action as a Defendant.  On January 17, 2006, the Court entered a Final Judgment, pursuant to a settlement reached with the Commission, to resolve the pending claims in the civil action brought by the SEC against Sport-Haley, Inc. and our former Controller. The settlement had been considered by the Commission in Washington D.C. and thereby approved on December 8, 2005. The settlement did not call for Sport-Haley, Inc. to pay any fine, civil penalty or disgorgement. Pursuant to a written Consent entered into by Sport-Haley, Inc. as part of the settlement, Sport-Haley, Inc. consented, without admitting or denying the allegations of the Complaint or Amended Complaint, to the entry of an injunction enjoining the Company from violating §17(a)(2) and §17(a)(3) of the Securities Act of 1933 (the “Securities Act”), which do not require proof of scienter (an intent to deceive, manipulate or defraud), but may be based upon a showing of negligence, §13(b)(2) and §15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rules 12b-20, 15d-1 and 15d-13 promulgated thereunder. The settlement resulted in no injunction or adjudication against Sport-Haley, Inc. with respect to the claims alleging violations of §17(a)(1) of the Securities Act, §10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, which each require proof of scienter.

                Pursuant to a separate settlement with the SEC, the Court also entered a Final Judgment with respect to Mr. Auger, in which Mr. Auger consented, without admitting or denying the allegations of the Complaint or Amended Complaint, to the entry of an injunction enjoining him from violating various provisions of the federal securities laws and regulations and other relief.

                On February 13, 2006, we entered into a settlement agreement to resolve all pending claims between Sport-Haley, Inc., our former auditors and certain of our former auditors’ current and former members. Pursuant to the terms of the settlement agreement and a sharing agreement between Sport-Haley, Inc. and one of our director and officer liability insurance carriers, we will receive a net payment of approximately $173,000 from the total settlement with the former auditors.  In March 2001, as we previously announced, we retained legal counsel to possibly pursue claims against our former auditors in connection with damages we claimed were suffered as a result of the restatements of our financial statements for fiscal years 1999 and 1998 and the corrections of material information for the quarterly periods of fiscal years 2000, 1999 and 1998. Also, we were previously advised that the former auditors asserted certain claims against us, including allegations of unpaid fees. Neither Sport-Haley, Inc. nor the former auditors filed any legal action to assert any of these disputed claims.  During a mediation session in November 2005, we reached an agreement in principle with the former auditors to settle all disputed claims between the parties and their affiliates. The parties have now finalized a written settlement agreement, which provides for payment to Sport-Haley, Inc. of $525,000. In accordance with a sharing agreement between Sport-Haley, Inc. and one of its carriers for director and officer liability insurance, we will receive 33% of these settlement proceeds, or approximately

$173,000, and the insurance carrier will receive the remainder to partially recover amounts the carrier paid in connection with a previously settled class action securities lawsuit and defense costs the carrier has reimbursed to us relating to the civil action lawsuit filed by the SEC.  Among other terms of the settlement agreement, the parties have agreed to mutual releases of all claims asserted against each other and each party has continued to deny the merits of those claims asserted against it by the other party.

Committees of the Board

                The Board of Directors has delegated certain of its authority to a Compensation Committee, Audit Committee and a Nominating Committee.  The Compensation Committee is composed of Messrs. Norick, Stevenson and Everest.  The Audit Committee is composed of Messrs. TenBrook, Norick and Stevenson.  The Nominating Committee is comprised of Messrs. Norick, Stevenson, Everest and TenBrook.  Each member of the Audit Committee, Compensation Committee and Nominating Committee qualifies as an “independent director” under the current NASD Rules.  No member of these three committees is a former or current officer or employee of the Company.

Audit Committee.

                Our Board of Directors adopted an Audit Committee Charter effective June 9, 2000, and an Amended and Restated Audit Committee Charter effective January 1, 2004, which describes the Audit Committee’s roles and responsibilities.  The Amended and Restated Audit Committee Charter was filed as an appendix to the proxy statement filed with the SEC on February 27, 2004. The Audit Committee members have regularly reviewed and will continue to review the content and adequacy of the charter on at least an annual basis.  The function of the Audit Committee is to review and approve the scope of audit procedures employed and to review and approve the audit reports rendered by our independent auditors and to approve the audit fee charged by the independent auditors. In addition, pursuant to the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder, the audit committee is responsible for, among other things, pre-approving all audit and non-audit services performed by the independent auditors, approving the engagement of the auditors and receiving certain reports from the independent auditors prior to the filing of the audit report. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.  The Audit Committee appointed James R. TenBrook as the Chairman of the Audit Committee.  The Audit Committee held four formal meetings during fiscal 2005.  Each of the members of the Audit Committee attended all of the meetings held during fiscal 2005, except for Mark J. Stevenson, who attended all but one of the meetings.

                The Chairman of the Audit Committee, Mr. TenBrook, meets the criteria for an Audit Committee Financial Expert under applicable SEC Rules and all three members meet the requirements for independence under applicable SEC rules and NASD Rules.

                In fiscal 2003, the Audit Committee implemented new procedures for the pre-approval of audit and non-audit services performed by our independent auditors, Hein & Associates LLP.  The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company and acts to assure that the independent auditors are not engaged to perform specific non-audit services proscribed by law or regulation.  The Audit Committee approved all audit and non-audit services provided by Hein & Associates LLP during fiscal year 2005.

                See the “Audit Committee Report” to the Board of Directors, below.

Compensation Committee.

                The primary function of the Compensation Committee is to review and make recommendations to our Board of Directors with respect to the compensation, including bonuses, of our officers and to administer our Option Plan. The Compensation Committee held two meetings in fiscal 2005, which all of its members attended.  See “Compensation Committee Report,” below.

Nominating Committee.

                In 2004, our Board of Directors voted to form a Nominating Committee, to be comprised of Messrs. Norick, Everest, Stevenson and TenBrook.  The Nominating Committee recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders, develops and recommends to the Board a set of corporate governance principles applicable to the Company and oversees the evaluation of the Board.  The Board has determined that each of the members of the Nominating Committee is “independent,” as that term is defined by applicable NASD Rules.  The Nominating Committee acts pursuant to a written charter, which was approved by the Board on February 10, 2004, a copy of which was attached as an appendix to our proxy statement filed with the SEC on February 27, 2004.  All of the members of the Nominating Committee met once during fiscal 2005. The Nominating Committee unanimously voted to nominate for re-election at the annual meeting each of the current directors.

                Shareholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to shareholders for election.  The qualifications of recommended candidates will be reviewed by the Nominating Committee.  If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the shareholders, his or her name will be included in our proxy card for the stockholder meeting at which his or her election is recommended.

                Shareholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names and background to the Company’s Corporate Secretary, at the address set forth above under “Stockholder Communications,” and such recommendations will be forwarded to the Nominating Committee.  The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

                The process followed by the Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. The Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating Committee has not retained any such advisers or consultants.

                Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons.  In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating Committee will apply the criteria which are set forth in Nominating Committee Charter. The criteria for nomination include the candidate’s:

•      integrity and honesty,

•      ability to exercise sound, mature and independent business judgment in the best interests of the shareholders as a whole,

•      background and experience with manufacturing, retailing, operations, finance, marketing or other fields which will complement the talents of the other Board members,

•      willingness and capability to take the time to actively participate in Board and Committee meetings and related activities,

•      ability to work professionally and effectively with other Board members and Company management,

•      availability to remain on the Board long enough to make an effective contribution, and

•      absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues; and

•      experience with accounting rules and practices.

                The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Audit Committee Report

                The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

                In October, 2005, the Audit Committee submitted to the Board of Directors the following report:

                We have reviewed and discussed with management the Company’s audited financial statements for the year ended June 30, 2005 (the “Fiscal Year 2005 Financial Statements”).

                                We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

                We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

                Based upon the reviews and discussions referred to above, we recommended to the Board of Directors that the Fiscal Year 2005 Financial Statements be included in the Company’s Form 10-K for the year ended June 30, 2005.

Date: October 13, 2005	James R. TenBrook
Ronald J. Norick
Mark J. Stevenson

Board Attendance

                In fiscal 2005, the Board of Directors held ten formal meetings, three of which were attended by only the independent directors prior to the November 2004 resignation of Kevin M. Tomlinson, the only employee director remaining subsequent to the September 2004 death of Robert G. Tomlinson, our former Chairman. Each of the Directors attended all Board meetings held during fiscal 2005, except that James H. Everest was not present at two meetings and Mark J. Stevenson was not present at one meeting. Kevin M. Tomlinson attended two meetings prior to his resignation from the Board. No Board meeting was held in fiscal 2005 prior to the death of Robert G. Tomlinson.

                The Company encourages, but does not require, Board members to attend the annual meeting of shareholders.  All of the directors attended last year’s annual meeting.

Code of Ethics for Directors, Officers and Employees

                We have adopted a Code of Ethics for Senior Financial Officers. The Code of Ethics applies to all senior financial officers of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer and any other person performing similar functions.  In addition, we adopted a Code of Conduct and Ethics for Directors, Officers and Employees, applicable to directors, officers and all employees.  A copy of these codes may be obtained without charge from the Company by requesting them in writing from the Corporate Secretary, addressed to Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, CO  80216-3215.

Executive Officers and Key Employees

                Officers are appointed by and serve at the discretion of the Board of Directors.  Each Director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. All of our officers devote full-time to our business and affairs.

Executive Officers

                Donald W. Jewell, age 55, was appointed by our Board of Directors in October 2004 to serve as our Interim Chief Executive Officer.  Mr. Jewell was appointed in April 2005 to serve as our President and has served as our Senior Vice President since February 1, 2001.  Mr. Jewell will serve as President for a term consistent with that of his service as our Interim Chief Executive Officer.  Once a permanent Chief Executive Officer is appointed, we expect that Mr. Jewell will remain with us as our Senior Vice President.  From 1995 until joining us, Mr. Jewell was the founder, president and director of Jewell Apparel Group, a Canadian distributor of premium and mid-priced men’s golf apparel.  Mr. Jewell began designing, sourcing and marketing men’s apparel while serving as the president and chief executive officer of Jewell-Rung International Men’s Fashion, positions that he held from 1980 to 1996.

                                Patrick W. Hurley, age 54, has served as our Secretary, Treasurer and Controller since November 1999 and as our Chief Financial Officer since December 2000.  Prior to joining us, Mr. Hurley was employed as a senior staff accountant at Saltzman Hamma Nelson Massaro LLP, Denver, Colorado, where among other things, he supervised or participated in the preparation of audited and unaudited financial statements and income tax returns, and provided advice and training for business clients regarding selection and implementation of accounting systems and procedures.  Mr. Hurley is a certified public accountant and received a bachelor of science in accounting in 1991.  Mr. Hurley is also a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

                Catherine B. Blair, age 55, has served as Vice President of Merchandising/Design since her appointment in May 1996.  Ms. Blair has been part of the Company’s design team since 1992, and was appointed Director of Design in 1995.  Prior to joining Sport-Haley, she was a designer for  a golfwear company and also worked as a freelance designer for companies such as Macy’s, Bloomingdale’s, Ann Taylor and The Gap.

                Mark Maley, age 41, served as our Vice President — Sales, from January 2004 until his departure in December 2005. Mr. Maley served as our Director of Special Markets and Brands from July 2003 to December 2003 and was previously an independent wholesale sales representative for the Ben Hogan® apparel line. Prior to joining us, Mr. Maley served as general manager, director of golf and head golf professional for over seven years with Club Corporation of America. Mr. Maley is a member of the PGA. On October 19, 2005, Mr. Maley submitted a letter of resignation to the Company dated and effective October 18, 2005. Pursuant to the letter and Mr. Maley’s employment agreement, Mr. Maley provided notice of his intended resignation ninety days prior to such resignation becoming effective. Mr. Maley subsequently requested and was granted an earlier release effective December 9, 2005. The Company has not appointed anyone to act as Vice-President, Sales since Mr. Maley’s departure.

                Robert G. Tomlinson served as our Chairman and Director from October 1992 until his death in September 2004 and served as our Chief Executive Officer from October 1992 until March 2002. Prior to joining us, Mr. Tomlinson was a partner in Tomlinson Enterprises, a real estate investment partnership, and was also engaged in the management of his personal investment portfolio. Mr. Tomlinson was the father of Kevin M. Tomlinson, our former Chief Executive Officer, President and Director.

                Kevin M. Tomlinson was appointed as our Chief Executive Officer in March 2002 and was elected as a Director in September 1999. Mr. Tomlinson was appointed as our President in March 2004. Previously, Mr. Tomlinson had served as our Chief Operating Officer and Executive Vice President-Operations from January 1999 until March 2002 and as our Vice President of Operations from December 1997 until January 1999.  In October 2004, our Board of Directors approved a resolution not to renew the executive employment agreement of Mr. Tomlinson beyond March 17, 2005, the end of the term of the agreement. The Board and Mr. Tomlinson agreed that he would continue to act as our Chief Executive Officer and President until a new or an interim chief executive officer was appointed or the end of his employment agreement term, whichever occurred first. Mr. Tomlinson stepped down from his duties as Chief Executive Officer and President upon the appointment of Donald W. Jewell as our Interim Chief Executive Officer on October 29, 2004. In November 2004, Mr. Tomlinson resigned as a Director.

Key Employees

                George E. Tomlinson, has served as our Director - Operations and Production since December 1997.  Previously, Mr. Tomlinson served as our warehouse distribution manager from January 1993 until December 1997.  Prior to joining Sport-Haley in 1993, Mr. Tomlinson held various positions in other companies, including purchasing for Bonfils Blood Center.  Mr. Tomlinson is the brother of our former Chairman and Chief Executive Officer, Robert G. Tomlinson, and the uncle of our former Chief Executive Officer and President, Kevin M. Tomlinson.

                Barry L. Hyman has served as our Eastern Regional Sales Manager since February 2004 and served on an interim basis as our Western Regional Sales Manager from December 2005 to February 2006.  Mr. Hyman served as an independent sales representative for our Ben Hogan® apparel lines from 2001 until his appointment as Eastern Regional Sales Manager. From 1990 to 2001, Mr. Hyman was an independent sales representative for various companies in the golf apparel market, including Jewell Apparel Group, Precept Golf, Greg Norman and The Ben Hogan Company.

                Michael Doris has served as our Western Regional Sales Manager since February 2006.  Prior to joining Sport-Haley, Mr. Doris was the western regional sales manager for Cutter & Buck, Inc. from 2005 to 2005 and a sales representative for Cutter & Buck, Inc. from 1997 to 2002. Mr. Doris served as head golf professional and manager of various golf courses from 1994 to 1997.  From 1986 to 1994, he served as a sales representative for companies such as The Ben Hogan Company and Slazenger Golf USA.

Executive Compensation

Summary Compensation Table.  The following table sets forth the annual and long-term compensation for services in all capacities to Sport-Haley, Inc. for the three fiscal years ended June 30, 2005, of Donald W. Jewell, Interim Chief Executive Officer, President and Senior Vice President, Patrick W. Hurley, Chief Financial Officer, Secretary, Treasurer and Controller, Catherine B. Blair, Vice President – Merchandising/Design and Mark Maley, Vice President – Sales, the only executive officers whose total annual salary and bonus exceeded $100,000 during the year ended June 30, 2005, and Robert G. Tomlinson (deceased), Kevin M. Tomlinson and Robert W. Haley (the “Named Officers”).

					Long Term Compensation
					Awards
	Fiscal	Annual Compensation			Securities underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Options/SARs(#)	Compensation

Donald W. Jewell,	2005	$198,100		$-0-	$-0-	$2,600	(1)
Interim Chief Executive	2004	144,600		-0-	-0-	2,000	(1)
Officer, President and	2003	130,000		-0-	-0-	1,000	(1)
Senior Vice President

Patrick W. Hurley,	2005	100,500		-0-	-0-	1,400	(1)
Chief Financial Officer,				-0-	-0-
Secretary, Treasurer and				-0-	-0-
Controller

Catherine B. Blair,	2005	106,400		-0-	-0-	1,500	(1)
Vice President –	2004	99,900		-0-	-0-	1,400	(1)
Merchandising and Design

Mark Maley, Vice President –	2005	138,200		-0-	-0-	1,800	(1)
Sales (7)	2004	118,500		-0-	-0-	900	(1)

Robert G. Tomlinson,	2005	59,500	(2)	-0-	-0-	400	(1)
(deceased) (4)	2004	170,000		-0-	-0-	-0-
	2003	170,000		-0-	-0-	2,000	(1)

Kevin M. Tomlinson (5)	2005	174,000	(3)	-0-	-0-	2,600	(1)
	2004	160,000		-0-	-0-	2,000	(1)
	2003	160,000		-0-	-0-	2,000	(1)

Robert W. Haley (6)	2005	-0-		-0-	-0-	-0-
	2004	150,000		-0-		2,000	(1)
	2003	150,000		-0-		2,000	(1)

(1)     Comprised of contributions by Sport-Haley to the Named Officer’s 401(k) plan account and term life insurance premiums paid by the Company.

(2)     Includes net taxable fringe benefits of $3,900 for country club dues.

(3)     Includes net taxable fringe benefits of $31,900 for country club dues, clothing allowance and personal use of company vehicle.

(4)     Robert G. Tomlinson, Chairman, died on September 8, 2004. His 2005 annual salary and all other compensation amounts include such amounts paid to him until the date of his death and do not include the $650,000 in severance and other compensation paid to his estate in October 2004, per the terms of a settlement agreement.

(5)     In October 2004, the Board elected not to renew the executive employment agreement between Sport-Haley, Inc. and Kevin M. Tomlinson upon its expiration in March 2005. Mr. Tomlinson stepped down from his duties as our Chief Executive Officer and President in October 2004. His annual salary and all other compensation amounts for 2005 include such amounts paid to him until the termination of the executive employment agreement in March 2005 and do not include payments for severance and other compensation that he began receiving in April 2005, per the terms of an executive employment agreement. We paid Mr. Tomlinson $76,000 in severance and other compensation in fiscal 2005.

(6)     Robert W. Haley resigned as our President, effective March 31, 2004. His 2005 and 2004 annual salary and all other compensation amounts do not include the bi-weekly payments for severance and other compensation that Mr. Haley began receiving in April 2004. We paid Mr. Haley $114,000 and $38,000 in severance and other compensation in fiscal 2005 and 2004, respectively.

(7)    Mark Maley, on October 19, 2005, submitted a letter of resignation to the Company dated and effective October 18, 2005. Mr. Maley’s resignation became effective on December 9, 2005.

Fiscal Year-End Options/Option Values Table.  The following table sets forth information on the number of securities and value underlying exercisable and unexercisable options and SARs for the year ended June 30, 2005.

			Number of Securities Under-		Value of Unexercised In-
	Shares		lying Unexercised Options/		the-Money(1) Options/SARs
	Acquired	Value	SARs at Fiscal Year-End		at Fiscal Year-End($)(2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald W. Jewell	-0-	-0-	50,000	-0-	$-0-	$-0-
Patrick W. Hurley	-0-	-0-	50,000	-0-	-0-	-0-
Catherine B. Blair	-0-	-0-	50,000	-0-	-0-	-0-
Estate of Robert G.
Tomlinson (3)	-0-	-0-	150,000	-0-	19,500	-0-
Kevin M. Tomlinson (4)	100,000	40,000	-0-	-0-	-0-	-0-

(1)           Options are “in the money” if the fair market value of the underlying securities exceeds the exercise or base price of the option.

(2)           The dollar values are calculated be determining the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise or base price of the options.  On June 30, 2005, the last trading date for the end of the 2005 fiscal year, the closing bid price for the common stock was $2.97.

(3)           All outstanding options granted to Robert G. Tomlinson became fully vested and exercisable upon his death in September 2004, pursuant to the terms of his executive employment agreement. At the date of his death, 150,000 outstanding options had been granted to Mr. Tomlinson. The Estate of Robert G. Tomlinson exercised 125,000 of the options in September 2005, and 25,000 of the options expired thereafter. At the dates of their exercises, the cumulative value of the options was $81,000.

(4)           All outstanding options granted to Kevin M. Tomlinson became fully vested and exercisable upon the termination of his executive employment agreement in March 2005, pursuant to its terms. At the date of his termination 200,000 outstanding options had been granted to Mr. Tomlinson. He exercised and sold 100,000 of the options in June 2005, and the remaining 100,000 options expired thereafter. At the dates of their exercises, the cumulative value of the options was $40,000.

For fiscal 2005, each of our non-employee members of the Board of Directors received $10,000 per year. The Chairman of the Board received an additional $50,000, the Audit Committee Chairman received an additional $10,000, and the Compensation Committee Chairman received an additional $2,500. Director compensation is paid quarterly. The Board of Directors had also authorized payment of reasonable travel and other out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors. During fiscal 2005, we did not grant to our directors any options to purchase our common stock.

Employment Agreements.

We entered into an employment agreement with Mr. Donald W. Jewell effective February 1, 2001. The agreement, as amended, requires that Mr. Jewell devote his full business time as our Senior Vice President, at an annual salary of $150,000, and such bonuses as awarded by the Board of Directors, and extends for a two-year term, subject to automatic one-year extensions at the end of each year. If we elect to terminate the agreement for other than “cause” (as defined in the agreement), or if Mr. Jewell were to terminate the agreement for cause, Mr. Jewell would be entitled to receive severance compensation equal to twelve months salary and 50% of the last annual bonus paid to him. During the time he were to receive any such severance compensation, Mr. Jewell is eligible to participate in all employee benefit plans, at our expense. If there were to be a non-negotiated change in control of Sport-Haley, Inc., and either we or Mr. Jewell terminate the agreement within sixty days of the change of control, then Mr. Jewell would be entitled to lump sum severance compensation equal to three times his annual salary and bonus payments during the preceding 12 months. In the event of termination due to a non-negotiated change in control, options previously granted to Mr. Jewell would become fully vested and exercisable on the date of termination. In the event of a termination by either party without cause, options previously granted would vest and become exercisable on a prorated basis from the date of grant to the date of termination. If we were to terminate the agreement with cause, no unexercised options would be exercisable. The agreement contains a non-competition provision for twelve months following termination, provided Mr. Jewell could be released from the non-competition clause if he were terminated without cause and if he had elected to forego any severance pay. If Mr. Jewell becomes disabled during the term of the agreement, his full salary will be continued for one year from the date of disability. In January 2005, Mr. Jewell and the Company entered into an agreement, effective November 1, 2005, whereby Mr. Jewell agreed, in addition to his duties, responsibilities and benefits under his existing employment agreement, to serve as our Interim Chief Executive Officer through June 30, 2005, subject to automatic monthly extensions, for a salary of $50,000 per year in addition to the salary he is entitled to receive under his employment agreement to serve as our Senior Vice President.

Effective December 1, 2000, the Company entered into an employment agreement with Patrick W. Hurley.  The agreement, as amended, requires that Mr. Hurley devote his full business time as our Chief Financial Officer, Secretary, Treasurer and Controller, at an annual salary of $110,000, and such bonuses as awarded by the Board of Directors, and extends for a one-year term, subject to automatic one-year extensions after each year. If we elect to terminate the agreement without “cause” (as defined in the agreement) or not to renew the agreement upon its expiration, or if Mr. Hurley terminates the agreement with or without cause, he is entitled to receive severance compensation equal to six months’ salary, plus 50% of the last annual bonus paid to him. During the time he were to receive any such severance compensation, Mr. Hurley is entitled to participate in all employee benefit plans, at our expense. If there were to be a non-negotiated change in control of Sport-Haley, Inc., and either we or Mr. Hurley terminate the agreement within sixty days of the change of control, then Mr. Hurley is entitled to lump sum severance compensation equal to three times his annual salary and bonus payments during the preceding 12 months. In the event of termination due to a non-negotiated change in control of Sport-Haley, Inc., options previously granted to Mr. Hurley would become fully vested and exercisable on the date of termination. In the event of a termination by either party without cause, options previously granted would vest and become exercisable on a prorated basis from the date of grant to the date of termination. If we were to terminate the agreement with cause, no unexercised options would be exercisable. If Mr. Hurley becomes disabled during the term of the agreement, his full salary will be continued for one year from the date of disability.

Effective June 1, 2005, we agreed to amend the employment agreement with Catherine B. Blair that was originally effective July 1, 1997.  The amended agreement requires that Ms. Blair devote her full business time as our Vice President of Merchandising/Design, at an annual salary of $110,000, and such bonuses as awarded by the Board of Directors, and extends for a one-year term, subject to automatic one-year extensions after each year. If we elect to terminate the agreement without “cause” (as defined in the agreement) or not to renew the agreement upon its expiration, or if Ms. Blair terminates the agreement with or without cause, she is entitled to receive severance compensation equal to fifteen months’ salary, plus 50% of the bonus, if any, paid to her in the preceding 12 months. During the time she were to receive any such severance compensation, Ms. Blair is entitled to participate in all employee benefit plans, at our expense. If there were to be a non-negotiated change in control of Sport-Haley, Inc., and either we or Ms. Blair terminate the agreement within sixty days of the change of control, then Ms. Blair is entitled to lump sum severance compensation equal to three times her annual salary and bonus payments during the preceding 12 months. In the event of termination due to a non-negotiated change in control of Sport-Haley, Inc., options previously granted to Ms. Blair would become fully vested and exercisable on the date of termination. In the event of a termination by either party without cause, options previously granted would vest and become exercisable on a prorated basis from the date of grant to the date of termination. If we were to terminate the agreement with cause, no unexercised options would be exercisable. The agreement contains a non-competition provision for twelve months following termination, provided Ms. Blair could be released from the non-competition clause if she were terminated without cause and if she had elected to forego any severance pay. If Ms. Blair becomes disabled during the term of the agreement, her full salary will be continued for one year from the date of disability.

We entered into an amended employment agreement with Mark Maley effective January 1, 2005, originally effective January 1, 2004. Mr. Maley notified us in October 2005 of his intent to resign as Vice President - Sales, which resignation became effective December 9, 2005.  The agreement required Mr. Maley to devote his full business time as our Vice President — Sales, at an annual salary of $135,000, and such bonuses as might be awarded by the Board of Directors, and extended for a one-year term, subject to automatic one year extensions at the end of each year. The amended agreement also entitled Mr. Maley to receive a 0.2% override on our gross annualized sales, less discounted sales of more than 50% from original suggested wholesale prices, returns and credits. If we had elected to terminate the agreement without “cause” (as defined in the agreement) or not to renew the agreement upon its expiration, or if Mr. Maley had terminated the agreement with cause, he would have been entitled to severance payments equal to fifteen months salary, plus 50% of the last annual bonus paid to him. In the event of a non-negotiated change of control of Sport-Haley, Inc., and either we or Mr. Maley had terminated the agreement within sixty days of the change of control, then Mr. Maley would have been entitled to severance compensation equal to three times his annual salary and bonus payment during the preceding twelve months. The agreement contained a non-competition provision for twelve months following termination, provided Mr. Maley could have been released from the non-compete clause if he were terminated without cause and if he had elected to forego any severance pay. If Mr. Maley had become disabled during the term of the agreement, his full salary would have been continued for one year from the date of disability.

Effective January 1, 1997, we entered into an employment agreement with Mr. Robert G. Tomlinson. Mr. Tomlinson died on September 8, 2004. Mr. Tomlinson’s employment agreement required that he devote his full business time as Chairman of the Board at an annual salary of $230,000, as amended, be provided an automobile and such bonuses as awarded by the Board of Directors. The employment agreement extended for a three-year period, subject to automatic one-year extensions at the end of each year. Because the agreement terminated upon Mr. Tomlinson’s death, Mr. Tomlinson’s estate was entitled to the same severance compensation as would have been applicable as if Mr. Tomlinson had terminated the agreement with “cause”  (as defined in the agreement), or if we had terminated the agreement for other than cause, or if there were a change in control of Sport-Haley, Inc. The employment agreement entitled Mr. Tomlinson’s estate to receive, as a death benefit, severance compensation in an amount equal to three times his annual salary and bonus payments during the preceding 12 months. During the time his estate received such severance compensation, Mr. Tomlinson’s estate was entitled to participate in all employee benefit plans, at our expense. Provisions included in the employment agreement entitled Mr. Tomlinson’s estate to receive such amount in a lump sum. Because the agreement was terminated for reasons other than with cause, all options previously granted to Mr. Tomlinson became fully vested on the date of Mr. Tomlinson’s death. Mr. Tomlinson agreed to a voluntary salary reduction in fiscal 1999. From then until his death, Mr. Tomlinson received an annual salary of $170,000 per year instead of the $230,000 annual salary, which he was entitled to receive per the amended employment agreement. Subsequent to his death, a dispute with Mr. Tomlinson’s estate ensued concerning the amount of severance compensation to be paid as a death benefit and other compensation matters relating to the employment agreement. Mr. Tomlinson’s estate demanded a higher severance amount and other compensation which it claimed was also due under the agreement. The Board of Directors negotiated an agreement in compromise with Mr. Tomlinson’s estate regarding the death benefit amount and the other disputed compensation. In accordance with the terms of the settlement agreement, we paid the lump sum amount of $650,000 to Mr. Tomlinson’s estate in October 2004.

Effective March 18, 2002, we entered into an employment agreement with Mr. Kevin M. Tomlinson to act as the Company’s Chief Executive Officer. Mr. Tomlinson was subsequently appointed as President pursuant to the terms of the employment agreement. The agreement required that he devote his full business time as our Chief Executive Officer, at an annual salary of $160,000, and such bonuses as awarded by the Board of Directors, and extended for a three-year term, subject to automatic one-year extensions at the end of each year. If we were to terminate the agreement for other than “cause” (as defined in the agreement), Mr. Tomlinson is entitled to receive severance compensation equal to 36 months salary and bonus and incentive payments over the last 12 months, payable monthly over the 36-month period. In October 2004, our Board of Directors approved a resolution not to renew the executive employment agreement of Mr. Tomlinson, beyond the end of its term in March 2005, and Mr. Tomlinson subsequently stepped down from his duties as our Chief Executive Officer and President. During the time he is receiving severance compensation, Mr. Tomlinson is eligible to participate in all employee benefit plans, at our expense. Since Mr. Tomlinson was terminated without cause, all of the 200,000 outstanding stock options previously granted to him became fully vested on the effective date of his termination. Mr. Tomlinson exercised and sold 100,000 of the options in June 2005, and the remaining 100,000 options expired thereafter. The agreement contains a non-competition provision for one year following termination, provided Mr. Tomlinson could be released from the non-compete agreement since he was terminated without cause, if he had elected to forego any severance pay. We began paying Mr. Tomlinson monthly severance compensation in April 2005.

We entered into an employment agreement with Mr. Robert W. Haley effective January 1, 1997. In January 2004, Mr. Haley agreed to the termination of his employment effective March 31, 2004. The agreement required that he devote his full business time as our President or Senior Executive Officer at an annual salary of $160,000 and such bonuses as awarded by the Board of Directors. Mr. Haley agreed to a voluntary salary reduction in fiscal 1999. Since that time, Mr. Haley received an annual salary of $150,000 instead of the $160,000 annual salary, which he had been entitled to receive per the employment agreement. The employment agreement term extended through December 31, 1998 and was subsequently automatically renewed for additional one-year terms. Because the agreement was terminated for other than “cause” (as defined in the agreement), Mr. Haley was entitled to receive bi-weekly severance compensation payments for one year from the date of termination totaling $150,000, his annual salary and bonus payments during the preceding 12 months. The agreement contained a non-competition provision for one year following termination, provided Mr. Haley could be released from the non-compete agreement since he was terminated without cause, if he had elected to forego any severance pay. Mr. Haley received the bi-weekly severance compensation payments through March 31, 2005. Since Mr. Haley was terminated without cause, all of the 75,000 outstanding stock options previously granted to him became fully vested on the effective date of his termination. Mr. Haley exercised all 75,000 of the options in June 2004.

Stock Option Plan

Sport-Haley adopted an amended and restated stock option plan in 1993 (as amended, the “Option Plan”). The Option Plan, as amended, provided for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and stock appreciation rights (“SARs”), up to a maximum number of 2,150,000 shares. Non-qualified options could be granted to employees, directors and consultants of Sport-Haley, while incentive options could only be granted to employees. No options could be granted under the Option Plan subsequent to February 28, 2003, when the Option Plan expired by its terms.  Options granted pursuant to the Option Plan prior to its expiration on February 28, 2003 remain exercisable according to the terms of their issuance.  As of March 10, 2006, all of the options previously granted under the Option Plan are fully vested.

The Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determined the terms and conditions of the options and SARs granted under the Option Plan, including the exercise prices, number of shares subject to the options and the exercisability thereof.

The exercise price of each incentive option granted under the Option Plan must have been at least equal to the fair market value of the Common Stock of Sport-Haley on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Sport-Haley, the exercise price of incentive options could not be less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all non-qualified stock options granted under the Option Plan was determined by the Compensation Committee, but could not be less than 85% of the fair market value of the Common Stock. The terms of all non-qualified stock options granted under the Option Plan could not exceed ten years and the terms of all incentive options could not exceed five years.

The Option Plan provided our Board of Directors or the Compensation Committee thereof the discretion to determine when options granted thereunder should become exercisable and the vesting period of such options. Upon termination of a participant’s employment or consulting relationship with

Sport-Haley, all unvested options terminate and are no longer exercisable. Vested options remain exercisable for a specified period of time following the termination date. The length of such an extended exercise period generally ranges from 30 days to one year, depending on the nature and circumstances of the termination.

The Option Plan provided that, in the event Sport-Haley enters into an agreement providing for the merger of Sport-Haley into another corporation or the sale of substantially all of Sport-Haley’s assets, any outstanding unexercised option would become exercisable at any time prior to the effective date of such agreement. Upon the consummation of a merger or sale of assets, such options would terminate unless they were assumed or another option was substituted therefor by the successor corporation.

In January 2003, the Board of Directors approved two amendments to the Company’s Option Plan.  The first amendment conformed the Plan to previous practice and the initial summary of the Plan contained in SEC filings by permitting the granting of non-qualified options to employees, consultants and non-employee directors with exercise prices of not less than 85% of the current fair market value of the underlying common stock.  The second amendment made explicit that the Compensation Committee may accelerate the vesting of any options granted under the plan.

The Option Plan provided that, in the event we enter into an agreement providing for the merger of Sport-Haley, Inc. into another corporation or the sale of substantially all of the assets of Sport-Haley, Inc., any outstanding unexercised option would become exercisable at any time prior to the effective date of such agreement. Upon the consummation of a merger or sale of assets, such options would terminate unless they were assumed or another option was substituted therefor by the successor corporation.

As of June 30, 2005, a total of 838,500 non-qualified options were outstanding, with exercise prices ranging from $2.71 to $9.78 per share and a weighted average exercise price per share of $3.78.  At December 31, 2005, there were outstanding options to purchase 678,500 shares of our common stock at exercise prices ranging from $2.71 to $9.78 per share and expiration dates between July 2006 and January 2013.  During the quarter ended December 31, 2005, no options were exercised and 10,000 options expired.

401(k) Plan

In January 1996, Sport-Haley adopted a defined contribution savings plan (the “401(k) Plan”) to provide retirement income to employees of Sport-Haley.  The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.  The 401(k) Plan covers all of the Company’s employees who are at least 18 years of age and have been employed at least three months.  It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 15% of annual compensation and through matching contributions by Sport-Haley of $0.25 on the dollar for employee contributions on the first 5% of the employee’s annual compensation.  Upon leaving Sport-Haley, each participant is 100% vested with respect to the participant’s contributions and is vested based on years of service with respect to Sport-Haley’s matching contributions.  Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan.  Full retirement benefits are payable to each participant in a single cash payment or an actuarial equivalent form of annuity on the first day of the month following the participant’s retirement.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission nor shall it be incorporated by reference into any such future filings.

This Compensation Committee Report discusses Sport-Haley’s executive compensation policies and the basis for the compensation paid to Sport-Haley’s executive officers, including its interim Chief Executive Officer, during fiscal 2005.

Compensation Policy.  Sport-Haley’s policy with respect to executive compensation was designed to:

•              Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to Sport-Haley in a manner that is commensurate with compensation paid by companies of comparable size or within the golf apparel industry;

•              Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of Sport-Haley; and

•              Align the interests of the executive officers with those of Sport-Haley’s shareholders.

The components of compensation paid to certain executive officers consist of (a) base salary, (b) incentive compensation in the form of discretionary annual bonus payments, (c) long-term incentive compensation in the form of awards under Sport-Haley’s Option Plan, and (d) various other benefits.

Base Salary.  For fiscal 2005, the Compensation Committee reviewed the base salaries of our executive officers under their respective employment agreements. Annual adjustments to base salaries, if any, were determined based upon a number of factors, including our performance (to the extent such performance can fairly be attributed or related to each executive officer’s performance), as well as the value of each executive officer’s responsibilities, capabilities and contributions and internal compensation equity considerations. In addition, for fiscal 2005, the Compensation Committee reviewed the base salaries of our executive officers in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for our executive officers have been reasonable in relation to our size and performance in comparison with the compensation paid by similarly sized companies or companies within the golf apparel industry. The Compensation Committee increased the base pay of two of our executive officers in fiscal 2005. The Compensation Committee increased the base pay of Mr. Jewell in November 2004 from $150,000 to $200,000, for additional compensation afforded to him per his agreement to serve as Interim Chief Executive Officer, and the base pay of Mr. Hurley in December 2004 from $87,500 to $110,000. In July 2005, the Compensation Committee increased the base pay of Ms. Blair from $102,500 to $110,000.

Incentive Cash Bonus Compensation. The Compensation Committee feels that a relatively lower level of base salary and relatively higher level of incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders.  It also believes that its policy regarding incentive compensation is similar to policies of other companies of comparable size within the golf apparel industry. The decision on whether to award incentive cash bonus compensation is based on a combination of achievement of business targets and objectives and certain other financial measures which the Compensation Committee feels will dictate, in large part, Sport-Haley’s future operating results, and on an officer’s responsibilities, capabilities and contribution to Sport-Haley.  There is no formal written bonus incentive plan for executive officers’, although certain executive officers employment agreements provide that the executive is eligible for a discretionary bonus of up to a specified percentage of his or her base salary.  Subsequent to the end of the 2005 fiscal year, the Compensation Committee awarded the following bonuses to the following executive officers and a key employee for their service during fiscal 2005: Donald W. Jewell, interim Chief Executive Officer, $50,000 cash, plus a vehicle valued at approximately $14,000; Patrick W. Hurley, Chief Financial Officer, $12,000 cash; Catherine B. Blair, Vice President - Merchandising and Design, $3,000 cash; and George E. Tomlinson, director of operations and production, $10,000 cash.

Long-Term Incentive (Option) Compensation.  The Compensation Committee also has authority to select the executive officers and employees who will be granted options and other awards and to determine the timing, pricing and amounts of any such options or awards.  As stated above, the Compensation Committee believes that incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders.  The Company’s stock option plan expired by its terms in February 2003.  Accordingly, in fiscal 2005, the Compensation Committee did not approve the grant of any options to executives or directors of the Company.

Other Benefits.  Executive officers are eligible for various benefits, including health insurance plans generally available to all full-time employees.  In addition, executive officers are eligible to participate in the 401(k) Plan, also generally available to all employees, whereby the officers may elect to defer part or all of their base and incentive cash compensation.  We do not maintain any other plans or arrangements for the benefit of our executive officers except to provide life insurance policies for the benefit of certain executive officers’ named beneficiaries and a vehicle that was used by our former Chief Executive Officer, and which has been assigned to our interim Chief Executive Officer.  The Compensation Committee believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the golf apparel industry.

Tax Considerations.  Beginning in 1994, the Internal Revenue Code limited the federal income tax deductibility of compensation paid to a company’s chief executive officer and to each of the four most highly compensated executive officers.  For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise.  A company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval).  Considering current compensation plans and policies and the exercise price of currently outstanding stock options held by the executive officers, the Compensation Committee believes that, for the near future, there is little risk that we will lose any significant tax deduction relating to executive compensation.  At such time, if any, that the deductibility of executive compensation becomes an issue, modifications to compensation plans and policies will be considered by the Compensation Committee.

CEO Compensation.  Kevin M. Tomlinson served as our Chief Executive Officer until October 2004, when he stepped down from his duties upon the Board of Directors’ appointment of Donald W. Jewell as our Interim Chief Executive Officer. Mr. Jewell entered into an employment agreement, effective November 1, 2004, to serve as Interim Chief Executive Officer through June 30, 2005, subject to automatic monthly extensions until a successor Chief Executive Officer is appointed. In reviewing the Chief Executive Officer’s compensation package, the Committee pursues the same objectives that apply for other executive officers. The Committee’s overall goal is to set the Chief Executive Officer’s salary at a base comparable to those of persons employed in similar capacities with competitors that are similar in industry size and performance. However, the actual level approved by the Committee may be higher or lower based upon the Committee’s subjective evaluation of our annual and long-term performance, the individual performance of the Chief Executive Officer, particularly with respect to leadership and strategic vision, and cash resources and needs.

The Compensation Committee believes that the concepts discussed above further the shareholders interests and that officer compensation encourages responsible management of Sport-Haley. The Compensation Committee considers the effect of management compensation on shareholder interests.  In the past, the Board of Directors based its review in part on the experience of its own members and on information requested from management personnel.  These same factors will be used in the future in determining officer compensation.

This report was furnished by the members of the Compensation Committee:  Mark J. Stevenson; Ronald J. Norick and James H. Everest.

Compensation Committee Interlocks and Insider Participation

All of the Compensation Committee members are independent directors, as defined by applicable SEC and NASD Rules, of Sport-Haley.  None of these members have ever been an officer or employee of Sport-Haley or its former subsidiary nor have any of them had a relationship which would require disclosure under the “Certain Relationship and Related Transactions” captions of any of Sport-Haley’s filings with the Commission during the past three fiscal years.

Performance Graph

Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this proxy statement, in whole or in part, the following performance graph shall not be deemed to be incorporated by reference into any such future filings.

Set forth below is a line graph prepared by Zacks Investment Research comparing the yearly percentage change in our cumulative total shareholder return (share price appreciation plus dividends) on Sport-Haley, Inc. common stock with the cumulative total return of (i) the Nasdaq US Market Index and (ii) the stocks of apparel manufacturers having Standard Industrial Classification codes from 2300 through 2341, which is deemed as a market weighted index of publicly traded peers, for the period from July 1, 2000 through June 30, 2005 (the “Measurement Period”). The graph assumes that $100 is invested on July 1, 2000, in each: our common stock; our publicly traded peers; and, the Nasdaq US Market Index. The graph also assumes that all dividends were reinvested (there were no dividends paid by Sport-Haley, Inc. during the Measurement Period). Our shareholder return is calculated by dividing the difference between our share price at July 1, 2000, and each June 30 of the Measurement Period by the share price at the beginning of the Measurement Period.

	Fiscal Year Ended June 30,
	2000	2001	2002	2003	2004	2005

Sport-Haley, Inc.	100.00	72.74	90.19	99.17	121.25	72.01
Industry Peer Group Index	100.00	91.58	88.71	81.40	105.91	115.94
Nasdaq Market Index	100.00	54.64	37.12	41.37	52.45	53.03

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 10, 2006, by: (i) each person known by Sport-Haley, Inc. to own beneficially more than 5% of the outstanding common stock; (ii) each director or nominee; and, (iii) all executive officers and directors as a group. The information with respect to institutional investors is generally derived from statements filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Securities Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.

	Shareholdings on March 10, 2006
Name and Address (1)	Number of Shares(2)	Percent of Class (3)
Donald W. Jewell (4)	50,000	1.77%
Patrick W. Hurley (4)	50,000	1.77
Catherine B. Blair (4)	50,000	1.77
Mark Maley	0	*
Ronald J. Norick (5)	285,617	9.69
James H. Everest (6)	265,000	8.99
Mark J. Stevenson (4)	100,000	3.48
James R. TenBrook	0	*
Robert W. Haley	61,500	2.22
Hillson Partners Limited Partnership(7)	218,293	7.88
6900 Wisconsin Avenue, Suite 501
Bethesda, Maryland 20815
Dimensional Fund Advisors Inc. (8)	206,600	7.45
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Fondren Management LP (9)	159,492	5.76
1177 West Loop South, Suite 1625
Houston, Texas 77027
Daniel Zeff (10)	143,713	5.19
c/o Zeff Holding Company, LLC
50 California Street, Suite 1500
San Francisco, CA 94111
Tillson Growth Fund, LP,	142,700	5.15
Tilson Capital Partners, LLC and Whitney Tilson (11)
175 East 62nd Street, #11A,
New York, NY 10021
All directors and executive officers as a group
(Nine persons)(12)	812,117	24.46

* Less than 1%

(1)     Except as noted above, the address for all persons listed is 4600 E. 48th Avenue, Denver, Colorado 80216.

(2)     Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.

(3)     All percentages are calculated based on the number of outstanding shares in addition to shares which a person or group has the right to acquire within 60 days of March 10, 2006.  As of March 10, 2006, there were 2,770,252 shares of common stock outstanding.

(4)     Consists solely of shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(5)     Includes 175,000 shares subject to currently exercisable options and 110,617 shares owned of record by entities affiliated with Mr. Norick, of which shares Mr. Norick has shared voting and dispositive power.

(6)     Includes 175,000 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof and 50,000 shares owned by a trust for which Mr. Everest acts as trustee, of which shares Mr. Everest disclaims beneficial ownership.

(7)     Hillson Partners Limited Partnership has sole voting power and sole dispositive power of 218,293 shares

(8)     Dimensional Funds Advisors Inc., is an investment advisor company, which, beneficially owns shares owned of record by advisory clients of Dimensional Funds Advisors, Inc.  Dimensional Funds Advisors, Inc. disclaims beneficial ownership of these shares.

(9)     Fondren Management LP has sole voting power and sole dispositive power over 159,492 shares.

(10)   Daniel Zeff beneficially owns 143,713 shares as the sole manager and member of Zeff Holding Company, LLC a Delaware limited liability company.

(11)   Tilson Growth Fund, LP, a Delaware limited partnership, Tilson Capital Partners, LLC, a Delaware limited liability company and Whitney Tilson have shared voting and dispositive power over 142,700 shares.

(12)   Includes 600,000 shares of Common Stock subject to options exercisable currently or within 60 days.

The Board of Directors has unanimously approved and recommends that shareholders vote FOR the director nominees identified above.

II.  SELECTION OF AUDITORS

The firm of Hein & Associates LLP has examined the financial statements of the Company for the period from July 1, 1997 to June 30, 2005.  Subject to shareholder approval, Hein & Associates LLP will serve as the Company’s independent auditors for the fiscal year ending June 30, 2006. Representatives of Hein & Associates LLP are expected to be present at the annual meeting with the opportunity to make a statement, if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

Audit Fees.  The aggregate fees billed by Hein & Associates LLP, Sport-Haley’s independent auditors, during fiscal years 2005 and 2004 for the audits of Sport-Haley’s annual financial statements, the reviews of Sport-Haley’s quarterly financial statements included in Forms 10-Q for the corresponding quarterly periods or the services that are normally provided by in connection with statutory and regulatory filings or engagements for those fiscal years totaled approximately $73,000 and $67,000, respectively.

Audit-Related Fees.  The aggregate fees billed by Hein & Associates LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not included in the “Audit Fees” described above totaled approximately $5,000 and $9,000 for fiscal 2005 and 2004, respectively.

Tax Fees.  The aggregate fees billed by Hein & Associates LLP in fiscal years 2005 and 2004 for professional services rendered for tax compliance, tax advice and tax planning were approximately $5,000 and $3,000, respectively, and consisted primarily of services with respect the preparation of federal and state income tax returns, advice with regard to federal and state income tax audits and income tax planning.

All Other Fees.  The aggregate fees billed by Hein & Associates LLP in fiscal 2005 and 2004, other than for the services reported in “Audit Fees,” “Audit Related Fees” or “Tax Fees” described above, totaled $0 and $0, respectively.

Audit Committee Approval Procedures. Sport-Haley’s independent auditor reports to, and is engaged at the direction of, the Audit Committee, with annual approval by the shareholders. Effective May 2003, the Audit Committee implemented procedures for the pre-approval of audit and non-audit services performed by the Company’s independent auditors. The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company and acts to assure that the independent auditors are not engaged to perform specific non-audit services proscribed by law or regulation.  The Audit Committee approved all of the services performed by Hein & Associates, LLP during fiscal 2005.

The Audit Committee considers the services provided by Hein & Associates LLP to be compatible with maintaining Hein & Associates LLP’s independence.

The Board of Directors recommends a vote FOR ratification of Hein & Associates LLP as independent auditors for the Company.

SPORT — HALEY, INC.

4600 East 48th Avenue

Denver, CO  80216

(303) 320-8800

www.sporthaley.com

SPORT-HALEY, INC.

Annual Meeting of Shareholders to be held on April 24, 2006

This proxy is solicited by the Board of Directors of Sport-Haley, Inc.

KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Sport-Haley, Inc. (the “Company”) hereby constitutes and appoints Ronald J. Norick, as attorney and proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held April 24, 2006 and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 22, 2006, receipt of which is acknowledged.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1 AND 2.

1.                                      To consider and act upon a proposal to elect Messrs. Mark J. Stevenson, Ronald J. Norick, James H. Everest and James R. TenBrook as directors to hold office for one-year terms or until their successors are elected and qualified.

☐                                    FOR ELECTION OF ALL NOMINEES (Except as shown below)

☐                                    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

Instructions: To withhold authority to vote for any individual nominee, strike through the nominee’s name below:

Mark J. Stevenson

Ronald J. Norick

James H. Everest

James R. TenBrook

2.                                      To ratify the appointment of Hein & Associates LLP as auditors of the Company.

☐                                    FOR RATIFICATION

☐                                    AGAINST RATIFICATION

☐                                    ABSTAIN

3.                                      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

☐                                    AUTHORIZED TO VOTE

☐                                    ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).  IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND THE PROXY HOLDER WILL VOTE ON ANY PROPOSAL UNDER ITEM 3 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

Please mark, date, and sign exactly as your name appears on your stock certificate.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.  If this Proxy is not dated, the Proxy will be deemed to bear the date the form was mailed to the shareholder.

Dated:
Signature

Dated:
Signature if held jointly